EXHIBIT 20.2 LETTER TO SHAREHOLDERS

February 6, 2008

To Our Shareholders:

We are especially pleased to report earnings per share of $25.65 compared with $24.30 for last year, for a year-over-year increase of 5.6%.  Especially pleased, because of the turmoil of this year’s credit markets and what appeared to be a slow start of the second half of the year due to unscheduled payoffs in commercial real estate loans. The principal elements driving this better than budget (3.2%) performance were:  non-interest income up 12.7% driven by increases of service charge income up 8.6% and Wealth Strategies Group income up 22.9%.  This was  despite the challenges from a higher than expected provision for loan loss; lower margins in the face of rising rates and an inverted yield curve; higher payroll expenses; and finally, continued compression of the net interest margin.  All loan classes, except consumer loans, showed increases.  The reduction in consumer loans was principally in indirect auto, which was impacted by weak national auto sales even though our yields on this category of loan showed deliberate improvement.  The loan mix is slightly improved over the 60% commercial to 40% consumer apportionment of last year, as we strive to even the hedge of one classification with the other.  We believe it is better to closely balance the one category with the other in the quest to diversify the risk of the entire loan portfolio.

At the beginning of 2007, we expected inflation to slow from 3.8% to 3.3% as the economy slowed because housing was expected to give up ground.  We had expected the yield curve to begin its recovery to a more normal, positive slope.  We knew that the net interest margin compression would continue, albeit at a lesser rate of 15 basis points +/-, and that our efforts in the Wealth Strategies Group would start to take hold with an increase in revenue from that business line.

As it turned out, the subprime mortgage crisis, which was well underway by mid-year, was as interesting a phenomenon as it was disappointing to endure, because even though we were not responsible for such irresponsible underwriting in this segment of the market, we were nonetheless affected by the dysfunctionality of credit markets in general which disrupted any hope of a return of the normal slope of the yield curve in the near term.  The flight to safety had a depressing effect on yields and the longer treasuries; this movement continues even after the close of the year.  The good news is our net interest margin (NIM) compression continuum of 20 basis points (.20%) was at a slower rate than the prior year, closing the year with a NIM of 3.77%.  Happily, this was largely offset with a strong contribution from the Wealth Strategies Group of an increase in revenue reflecting, in part, the deliberate strategies set in place a couple of years ago wherein the booked assets of the Wealth Strategies Group has increased nearly 47% over 4 years.  Further good news for us was a strong performance for mortgage banking of $605,000 resulting from an increase of 12% in originated loans, contrary to the widely reported malaise in housing activity in some of the major metropolitan markets.  Two-thirds of the subprime mortgage problem is concentrated in nine states, principally California and Florida, in which we have no mortgage business.

At the end of the third quarter, it looked as if we might fall short of our targets for the year, but we managed a strong finish which returned positive, year-over-year results underwritten by growth of the average loans outstanding of 7.7% and growth of average deposits of 8.7%, with an increase in average equity of 10.44% and average assets of 9.5%.  The average outstandings are more significant in driving revenues than end-of-period figures which may be susceptible to wide variances due to short-term impacts, the type of which we seemed to have many, during this particular year arising out of instability of the credit markets of all kinds, which ultimately reverberated world-wide, the aftershocks of which we continue to experience even now.

Our asset quality and past dues remain good and have improved, respectively, despite an isolated and unusual situation, resulting from a bankruptcy of a well established business which went from a “Pass” loan to an “Out of Business” charge-off in just about a year.  A root cause analysis of this rapidly deteriorating credit was conducted, and it would appear that, basically, from time to time in the banking business unanticipated losses do occur.  In any event, despite this loss our reserves remain strong, and it is important to note that our capital ratio of 7.34% is up nicely from last year’s 6.93% signaling an increase of capital strength up 5.9% after dividends and taxes.  Non-performing (non-accrual and past due) loans are down 23%.

This year is special because we have cause to celebrate our intangible performance above and beyond our credible, financial, tangible performance reported above.  We have had, by any account, a remarkable year, highlights of which include:  1) an agreement to acquire the Genesee Valley Trust Company (our first acquisition of a previously unrelated entity) which closed January 2, 2008; 2) opening of our Henrietta Office; and 3) a virtual cascade of acclamations and exposures, some intended and some not intended, but nonetheless all positive, which position our community bank as the “Community’s Bank” in the hearts and minds of our region in a way that it has never before been recognized.  The acquisition of Genesee Valley Trust Company allows us to claim the unique advantage of offering all three investment models commonly available in the marketplace through one provider:  a) accounts assembled and actively managed by individual investment managers; b) passively managed, model portfolios; and c) manager of managers portfolios.

Our shareholders received an $8.00 per share dividend, up 14.3% from last year, reflecting our fundamental, sustained capital strength and growing prospects for our business in the future as we continue to structure and position ourselves for further growth as set forth in our Strategic Plan for Value 2020.  Our stock price, at $324.66 per share, is still selling at a respectable earnings multiple and is within a standard deviation of its value at the beginning of the year, an enviable position for any investment in our industry this year.

This performance was in the midst of the extraordinary context known as the “Sub-Prime Mortgage Crisis.”  In July, Julie Williams, Chief Legal Counsel and First Senior Deputy Comptroller of the Office of the Comptroller of the Currency, asserted this “problem” was not caused by national banks whose traditional conservative underwriting standards for mortgage originations were observed across the board for residential lending.  Since 2004, we have seen some 75% of the mortgages made in this country underwritten by a process which entirely skirted the traditional bank credit administration process where a single entity, namely the “bank,” acquired and processed the application, underwrote the credit, and booked the loan in its own portfolio.  The alternative process, whereby most subprime loans were originated, relied on a mortgage broker collecting a “bale” of mortgage applications, then delivering them to a consolidator investment banker with only cursory and inadequate underwriting.  This was funded at first by interim borrowings from the largest financial institutions for the short period that it takes to slice and dice various tranches for sale as asset-backed securities into the credit markets.  Eventually these asset-backed securities ended up in employee benefit trusts and pension funds or as investments of banks around the world.  The rating agencies have appropriately drawn fire because, for a fee, they had given most of these financial instruments “investment grade” ratings thereby facilitating sale of these dubious securities in the credit markets.

And then, as if overnight in mid-August, reports began to surface that the expected default rate on such mortgage-backed securities in the near future, when “teaser rates” reset to the higher permanent rate, was likely to result in significant losses which were initially estimated to be anywhere from 20% to 75%, amounts that are astonishingly high relative to the historical default rates of mortgages representing a fraction of 1%.  Panic spread through the credit markets of the country and the world with astonishing speed over the next few weeks as contagion gripped all financial markets.  For example, the normal spread of a few basis points between unsecured and secured commercial paper erupted into 50 basis points.  All asset-backed securities were suspect -- mortgage or otherwise.  The marketplace had a stampede toward safety, depressing intermediate and long-term treasuries.  Large banks stopped lending to one another and needed to seek their liquidity by borrowing in the retail markets.  By October, some tranches of mortgage-backed securities lost as much as 70% of their market value.  In time, some semblance of rational conduct crept back into the markets, but by then the damage had been done with the result that the Federal Reserve had to step in to provide the liquidity for the largest institutions in an appropriate move to “calm the waters” of the markets.  A similar situation occurred a few years back when the international hedge fund, Long-Term Capital Management, defaulted on its obligations disrupting world markets, and the New York Fed brokered a deal which kept 12 banks in at $300 million apiece allowing the orderly clearing of positions without calamitous results over the next two years.

Fourth quarter earnings reports of the performance of large financial institutions caught in the snare, and mutual funds invested in these asset-backed securities, were nothing short of horrific in terms of the billions of dollars of losses, not to mention the crushing impact on individual stock prices of some of the largest banks.   So it is about every decade or so when some simple fundamental seems to be overlooked in our modern world of finance with its increasing speed of transactions and “sophistication” of models and derivative collateral instruments with the result that something as simple as the value and viability of the underlying asset or enterprise being financed is overlooked and leads to a dramatic collapse.  True, this “progress” and “innovation” in financial world markets which trades derivative and new instruments bring many benefits and liquidity where there was none before.  It also brings with it a “pack of mischief” which can be the undoing of individual careers, not to mention whole institutions.

But for every problem, there usually is an opportunity.  Case in point, these disruptions ultimately caused the inversion of the LIBOR yield curve where short floating rates are higher than long-term fixed rates, which permit a rare opportunity to hedge floating rates with a fixed-rate swap.  This is exactly what we did to fix our costs (lower) with respect to the $30 million of Trust Preferred that we had issued in 2006 in part to refinance previous Trust Preferred as well as gather more capital to finance our growth and acquisition of the Genesee Valley Trust Company.  Because of our capital strength and viability we, at this auspicious time, were seen to be an attractive “counter partner” so that we could avail ourselves of this opportunity to fix our cost of Trust Preferred at a significantly lower cost for the next four years, estimated to be a savings of about $500,000 for each year left in the period.  We don’t expect to have that opportunity again.

Of course, there will be a knee-jerk reaction from Congress in order to compose a regulatory response to what was essentially irresponsible credit underwriting by institutions not involving the well established bank process for underwriting home mortgages.  Needless to say, the impact will be felt squarely by those who did not participate in the malfeasance, mainly banks, by imposing overhead and licensing requirements for all mortgage loan officers, including established and experienced bank mortgage officers, rather than just those uncredentialed loan originators.  Proposals include fingerprinting, pre-education and certification regarding activities which we have done as a matter of course for over a century.  We have always started first with a concern for serving the customers’ needs in a responsible fashion, not saddling them with obligations which they cannot afford or sustain; no one of good conscience would think or want to do that.

Our corporate reorganization of last year bore positive fruits this year.  Corporate Enterprise Risk now encompasses the safety and soundness of the Bank as a financial institution, as well as compliance with an ever growing list of regulations which has as its focus a social and political agenda separate and distinct from basic banking, namely information to promote efficient markets and aggregated information to tackle the global problems of terrorists using the world’s financial system to promote their pernicious goals.  We were able to improve our processes regarding the Bank Secrecy Act (BSA) and Anti Money Laundering (AML) which involves gathering and analyzing customer transaction information in every line of business.  At first this was a manual process; we have installed software which identifies deviations from established customer behavior patterns that indicate potential fraud or laundering.  This effectively prohibits others from using the banking system for criminal purposes.

Under Customer Value Management, we have completed the transition from a product oriented marketing process to a market segment oriented process which will be the basis for offering comprehensive financial products and services to individuals, be they growing families or businesses, well into the future.  Sharpening this process, CVM has completed the Values Program which has been a comprehensive bank-wide training focusing on discovering values through innovation and staff involvement as to each person’s value and relationship to the process.  This has, as its objective, the identification of customers and uncontested market space ripe for development.  This focus on individual value is stimulated by the notion that what we offer and what will be distinctive 15 years from now will be, in fact, the quality of our employees themselves as opposed to the products, commodities for the most part, which we offer our customers.  A market segment focus depends on relationships which we intentionally seek whereby, to a greater degree, we select our customers rather than they select us.  As a community bank, we may be perceived as being all things to all people but we know that we can no longer afford to be all things to all people.  Rather, we will pursue only those segments of the marketplace, which may be many and complex, that need the financial services which we offer for a price, to include access to credit, the management of money for a fee, the provision of deposit and payment services, and access to insurance products.  High quality products, efficiently delivered, backed by people of knowledge and experience, is a great recipe for success.

In terms of positioning our community bank, this year has seen a “cascade of opportunity” to focus upon our values as an organization vis-a-vis, the community, and the support of the community in a way that we could not have imagined, but all to the purpose of strengthening our image as the community’s Community Bank.  First among these has been our ongoing program (running six months each year) working with WROC Channel 8 television to bring Scholastic Arts awards honoring local high school Seniors throughout our marketplace with their due recognition as “Artist of the Month.”  A second has been a program where we honor health care workers in the region by soliciting nominations whereby 1,000 health care workers have been recognized for their commitment to health care in our community.  The Bank has been featured on American Express.com in an internet feature showcasing unique organizations that have utilized some special feature that they have created to better manage their enterprise.  We appeared in the Ontario County Connection, circulated through the Messenger Post distribution, compiling a comprehensive history of the Canandaigua National Bank from its inception (1887) to current date.  The bank championed the plight of Widow Hetelekides, owner of the Akropolis Restaurant.  This story captured public attention as it erupted out of virtually nowhere when the County chose to continue a tax foreclosure sale which would require the forfeiture of her entire equity in her restaurant, rather than accept a proffer of just taxes due which were something on the order of only 10% of her restaurant’s property value.  There was an unexpected frenzy of positive publicity on radio, TV, newspaper and internet, far beyond anything we could have imagined.  As applied to her, many agreed the County processes were unduly harsh and unnecessary.  Before the year was out, I was honored to be installed into the Rochester Business Hall of Fame, the first banker to have been selected in the history of the award, which highlighted our innovation in the industry, leadership and commitment to the community.  Taken together, these and other events throughout the year establish our enterprise as truly the community’s “Community Bank” which stands in stark contrast to any other financial institution in the marketplace.

Perhaps the most significant of these exposures has been the presentation by the Bank as the “Facilitator” of an ad hoc group involving those who own significant property along the north shore of Canandaigua Lake to include:  Wegman, Sands, Fox, Crossed and Genecco.  Over the past couple of years, this group has come together in a community of interest to undertake with their properties a tasteful development which is consistent with the quality and history of Canandaigua which shares a common vision of quality for the region.  Last year gave us the Wine and Culinary Center as the first project, and CMAC restoration of the Performing Arts Center as the second project.  This year, it was time to unveil the centerpiece which is to be the mixed-use community occupying almost 30 acres now constituted by Parkway Plaza, the two trailer parks, and a series of restaurants on the south owned by Messrs. Crossed and Genecco, respectively.  After three years of development facilitated by us, Messrs. Crossed and Genecco formulated a proposal for a planned unit development (PUD) which would be the crowning development of the north shore of Canandaigua Lake.  The $140 million project, taking 10-12 years to complete, envisions developing a full community which would include 374 living units and mixed retail, commercial and residential, and a planned unit development of the very highest quality.  It is this last project which more clearly than any other demonstrates the power and importance of a community bank to the community in terms of commitment and focus compared and contrasted with the activities of virtually any other financial institution of any other size, big or small, with which we compete in the financial services industry of this region.  Other endeavors involve the development of the Rochester’s East End with the expansion of the Eastman School of Music and the Eastman Theater.  The project has now come into its own, with the combination of public and private funds to develop not only the City of Rochester, but the Eastman School to assure its growth and continued reputation well into the future, an endeavor which I have been privileged to be a part of as Chair of the Eastman School’s Board of Managers.

In these spaces I have commented on the importance of the “community of interest” which is the genesis of the vitality of our community, and which we, as its financial intermediary, facilitate as our primary objective -- primary objective, because a bank is only as successful as its community.  A vital community is made up of many initiatives supported by enterprises which are both “for profit” and “not for profit,” and somehow it is in this role we play which distinguishes us from our competition.  Our value, indeed uniqueness to the community, is made manifest by this commitment.  So it has always been apparently – as revealed in a paper which I stumbled over in files written in 1930 by my Grandfather, George W. Hamlin, just about a year after the crash of 1929, that discusses issues as relevant to us and our future today as they were to him then.  Its title, “Future of a Small Town” is a metaphor for the very prospects which we are faced with today as to the future of the Rochester region, now 80 years later.  Simply substitute the word “Region” for “Town” and you will get it.  This piece is instructive of what our role should be in our future, as his resolution of what the Bank’s role was then looking forward from that time.  Indeed, it fundamentally remains the same.  Underwriting individual initiatives and enterprises will develop, among other things, successful people of capacity who, in turn, will serve, build, and sustain the whole community through individual experience, insight and leadership gained in the process, ultimately for the betterment of the whole.

Grandfather discusses ideas as pertinent to today’s situation as they were to his time of how people, capital and place inter-relate to develop a community which has both for-profit enterprises and not-for-profit enterprises, each type equally important to the success of the whole and the notion that the two, success of community and success of the individual, are inextricably intertwined and necessary to the success of both.  This success is based upon a mutual dependency and responsibility which leverages the best energies that can be mustered by the human spirit in a quest which embodies an enlightened self-interest as well as giving equal time and concern, albeit on a voluntary basis, to the community’s concerns (government, education, health care, etc.), that is not compelled by any tangible need, but delivered up nonetheless as a matter of insight and grace.  Thus, the ideas of scale of enterprise, the impact on both community and individual that such scale has, the management of the collective productivity, resources and human ingenuity, to include the tangible and financial resources as well as the intangible contributions of arts and sciences, become the very essence of whether or not societies and communities with all of their conflicting ideas and needs can, and will be, successful over the long haul.

Thus, in a macro context, the forces of power and influence (be they governmental/political, financial or religious) must be held in balance if we are to avoid the predominance of one at the expense of any other, but especially at the expense of individual rights and liberty, a balance which, like it or not, whether we know it or not, is central to our long-term success and reputation as a society, a process with which the institution of a community bank is particularly involved, and thus our special responsibility.  He asks, “…up to the present time (1930) the leadership, industrial and otherwise, has largely been supplied by the country bred.  Even the heads of our large trusts (enterprises) have heretofore largely been country boys (Edison, Ford, Rockefeller and Garys).  It is a serious question of whether in the next 30 years, the cities and their suburbs will absorb practically all of our population.”  He goes on, “ …the consolidation of our business enterprises in ever larger conglomerations located in urban areas as they must since the population is centered there, represents a disquieting shift from the development of our small town up to that date…”  He observed:  “The small town business man, merchants, bankers and manufacturers, are equally independent in their points of view.  They are largely working for themselves and are not taking orders from a few super men.    They have a chance to rise to at least a position of comfort and respect in their communities and can learn from experience in the way that it is difficult for one to do who simply takes orders.”  He worries who will be responsible and capable to run these large consolidations if they have not been able to learn by building their own enterprise, and especially if that experience is not tied to a community but merely to an industry which may be in many different communities with the absence therefore of any “real” stake in any community.  Where then comes the leadership to populate the other elements of a community without the initial motivation of having a “stake in that community?”  Simply, he asserts “…the best training has been supplied by the trial and error method…” which allows people to make their mistakes when their enterprises are relatively small, thus with little lasting impact, but “…a slight mistake in a billion dollar enterprise might wreck it beyond repair.”

But more importantly, if one’s business is in the community, then one’s heart and thus stake is in the community, so that the other components of a community which are necessary may be attended to.  If there are no people of experience, success and commitment, then who will give energy to the inevitable benevolent institutions which are needed and which add immeasurably to the quality of life of all communities.  Indeed, after achieving such success, one then has the opportunity and capacity to give back and participate in government and other public pursuits such as hospitals and education.

In Grandfather’s time, it was private schools and academies, the orphan asylum, the Veteran’s Hospital, and a host of charities adding immeasurably then to the care and kindness shown to those in need.  He observed and worried about the growth of business when it passes from individualistic to the national plain as having become a force of national magnitude.  It has, like religion of old, grown to something to be reckoned with by political power.  In the same way, had business remained on a small, individual scale, there would not now be a strong tendency to merge business and the government.  Thus, the period of church and state having past, the period of business and state, and by extension he envisioned the Eisenhower’s military-industrial complex, may become the most difficult issue for individuals to wrestle to the ground and keep within appropriate restraints, less either or both should trample all that is valuable out of the range of possibilities for the individual and his family.

“If small industries are doomed and there is to be no further chance of individual initiative except as part of some huge organization, there is not much chance of prosperity and growth…” of a town like ours (or a bank like ours) except as either a center of benevolent institutions or a suburb of a big industrial city.  He concludes, “If brains, however, make us a success wherever located, and a small concern can operate less expensively than a large one, at least in some lines, then a small town may grow and prosper.  As an individualist and a lover of my town, I hope that the latter will prove the case.  Time alone will tell.” (George W. Hamlin   1930).

Of course, what he could by no way anticipate is the impact of the Internet and Broadband on what he would regard as the limitations of a small town for businesses drawn only from Main Street.  But today there are three stores on Main Street in Canandaigua selling men’s clothing, women’s clothing and shoes, all doing more than half of their business on the Internet, servicing a market that is national in scope and in no way limited by only the traffic that finds its way to our downtown.  Yet, they have all of the joys and opportunities to conduct business from that friendly and accommodating environment and prosper even though outside the urban environment.

So it is for us as a community bank.  We have a stake in our community’s enterprise and development, whether it is consumer, commercial or one of art or public works or any other worthy enterprise which is calculated to benefit individuals and the society as a whole.  I have said before in my letters to you that we, as the community’s financial intermediary managing the money supply and the payment system are, in effect, a part of the “social DNA” in that we by necessity stand ready to fulfill the financial component of every conversation, firm in the belief that every conversation has eventually a financial component to fulfill.

Thus, at the annual meeting held in January of the University of Rochester’s Medical Center, the Chairman of the Board, Thomas Richards, (who is one of our Directors) observed in spite of the impressive facilities and equipment surrounding us that day, the day’s recognition of individuals and teams engaged in excellence of caring and service reminds us that ultimately it is about “caring people caring for people” which drives the University’s Medical Center and is our sole purpose as Directors and overseers of such a complex enterprise – health care – to sustain.  This enterprise is now well established as the key economic engine for the Rochester region, far beyond just the provider of health care services, but because of the research and development of that knowledge base and services for the consumption of the nation and the world, which is both an economic enterprise, but most importantly, an enterprise driven and motivated by service to humanity.  It is our role as the Community’s Bank to fulfill and facilitate this process as we minister to all elements which build a complete community ensuring that everything we do which may keep our enterprise (bank or health care) vital also is consistent with the public benefit and the development of the quality of life in the region as a whole.

So as Grandfather would observe, individual leadership honed out of experience and trial and error, is a key factor to any success, be it individual or community, big or small.  So it would undeniably appear, given the crushing losses sustained at the end of the year by some of the biggest, most complex and brightest financial institutions in the country in the context of a subject so basic as the originating, funding and booking the common residential mortgage.  How could they have missed “ability to pay” and overlooked appropriate “loan-to-collateral value ratio?”  But, they did and their stock price is down to selling at Book Value, where ours remains at nearly two times Book Value.  Grandfather was right.  When the big companies make a slight mistake, it might “wreck it beyond repair.”

Thus, as we remind ourselves every year, any tangible performance which we have returned this year has been at the hands and pursuant to the efforts of all who participate here, each expressing in their own individual way a willingness to continue to grow the resources of this enterprise and the constituents it serves and the community it serves, as has been its purpose from the very beginning.  That we have been at this for over a century, in and of itself, is tangible proof that this “community of interest” is as good a model for the business of this enterprise for the future as it has been in sustaining the ideals expressed by Grandfather underpinning our success since that time.  As we continue to toil in the vineyard of this greater community with those who share our ideas and values of this enterprise and commitment to community, we are transformed into an “institution” which spans many economic cycles and generations striving to be adaptive and relevant to its current environment throughout to have endured in the service of what is best for the whole, as it is sustaining for us as an enterprise and us individually and our families.   Thus, our individual ownership in this enterprise implies a commitment to the community.  It serves as a special feature and responsibility to one another as well as to the enterprise and the community which is very special and important to preserve since it is hard to build and duplicate.  That this continues is important!  With your support, our success as an enterprise is assured, but much more, our success as a community of human endeavor is also certain.

It is our good fortune that the “legacy of ideas” espoused by Grandfather are as sustaining and relevant for us today as they were for his time.  He would gain great satisfaction that we did, in fact, not only survive, but prosper, beyond what he would have dared to imagine, indeed, to become the region’s only locally owned, full-service financial institution – the community’s Community Bank.

Very truly yours,

/s/ George W. Hamlin, IV

President and CEO